                                                                   EXHIBIT 10.84

                               OPTION AGREEMENT


                        DATED AS OF SEPTEMBER 30, 1996


                                 BY AND AMONG


               ADAC LABORATORIES, ADAC RADIOLOGY SERVICES, INC.,


                     MEDICAL TRANSITION STRATEGIES, INC.,


                                      AND


                                 ERNEST BERGER
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1.   OPTION TO PURCHASE THE BUSINESS........................................  1
     1.1   Grant of Option..................................................  1
     1.2   Option Grant Consideration.......................................  1
     1.3   The Option Grant Closing.........................................  2
     1.4   Notice of Exercise of Option.....................................  2
     1.5   Option Exercise Consideration....................................  3
     1.6   Transfer of Assets...............................................  4
     1.7   Assumption of Liabilities........................................  5
     1.8   Excluded Liabilities.............................................  6
     1.9   The Option Exercise Closing......................................  7
     1.10  Termination of Option............................................  7
     1.11  Payment in ADAC Common Stock.....................................  8
     1.12  Allocation of Purchase Price.....................................  8
     1.13  Sales Taxes......................................................  8
     1.14  Joint and Several Liability......................................  8

2.   COLLABORATIVE MARKETING AND OPERATIONS EFFORT..........................  9
     2.1   Collaborative Marketing and Operations Effort....................  9
     2.2   Non-Interference................................................. 10

3.   REPRESENTATIONS AND WARRANTIES OF MTS AND BERGER....................... 10
     3.1   Organization and Standing........................................ 10
     3.2   Authority, Approval and Enforceability........................... 10
     3.3   Financial Statements............................................. 11
     3.4   No Undisclosed Liabilities....................................... 11
     3.5   Absence of Certain Changes....................................... 12
     3.6   Tax Matters...................................................... 13
     3.7   Title to Properties and Assets: Condition of Assets.............. 14
     3.8   Properties....................................................... 14
     3.9   Accounts Receivable.............................................. 15
     3.10  Equipment and Inventory.......................................... 15
     3.11  Licenses; Permits; Authorizations................................ 15
     3.12  Contracts........................................................ 15
     3.13  Employees........................................................ 16
     3.14  Customers........................................................ 16
     3.15  Suppliers........................................................ 16
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                                      i.
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     3.16  Litigation and Claims; Compliance with Law....................... 16
     3.17  Environmental Provisions......................................... 17
     3.18  Insurance........................................................ 18
     3.19  Labor Relations.................................................. 19
     3.20  Intellectual Property............................................ 19
     3.21  Disclosure....................................................... 20
     3.22  No Brokers....................................................... 21

4.   REPRESENTATIONS AND WARRANTIES OF ADAC AND ADAC RADIOLOGY.............. 21
     4.1   Organization and Standing........................................ 21
     4.2   Authority, Approval and Enforceability........................... 21
     4.3   Financial Statements............................................. 22
     4.4   ADAC Shares...................................................... 22
     4.5   No Brokers....................................................... 22

5.   CONDITIONS PRECEDENT TO OBLIGATIONS OF ADAC AND ADAC RADIOLOGY-OPTION
     GRANT CLOSING.......................................................... 22
     5.1   Consents......................................................... 22
     5.2   Accuracy of Representations and Warranties....................... 22
     5.3   Employment Agreement............................................. 23
     5.4   Legal Opinion.................................................... 23
     5.5   Performance of Agreements........................................ 23
     5.6   No Adverse Change................................................ 23
     5.7   Lender Consents.................................................. 23
     5.8   Due Diligence.................................................... 23
     5.9   Additional Documents............................................. 23

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF MTS AND BERGER-OPTION GRANT
     CLOSING................................................................ 23
     6.1   Accuracy of Representations and Warranties....................... 23
     6.2   Employment Agreement............................................. 24
     6.3   Subsidiary Option Grant.......................................... 24
     6.4   ADAC Stock Option Grant.......................................... 24
     6.5   Legal Opinion.................................................... 24
     6.6   Performance of Agreements........................................ 24
     6.7   Additional Documents............................................. 24
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                                      ii.
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7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF ADAC RADIOLOGY-OPTION
     EXERCISE CLOSING....................................................... 24
     7.1   Conveyance and Assignment........................................ 24
     7.2   Lease............................................................ 24
     7.3   Consents......................................................... 25
     7.4   Accuracy of Representations and Warranties....................... 25
     7.5   Bulk Sale Notice................................................. 25
     7.6   Legal Opinion.................................................... 25
     7.7   Performance of Agreements........................................ 25
     7.8   No Adverse Change................................................ 25
     7.9   Lender Consents.................................................. 25
     7.10  Additional Documents............................................. 25

8.   CONDITIONS PRECEDENT TO OBLIGATIONS OF MTS AND BERGER-OPTION
     EXERCISE CLOSING....................................................... 26
     8.1   Accuracy of Representations and Warranties....................... 26
     8.2   Assumption Agreements............................................ 26
     8.3   Legal Opinion.................................................... 26
     8.4   Performance of Agreements........................................ 26
     8.5   Additional Documents............................................. 26

9.   INDEMNIFICATION........................................................ 26
     9.1   Indemnification of ADAC and ADAC Radiology....................... 26
     9.2   Indemnification of MTS........................................... 27
     9.3   Right of Off-set................................................. 27

10.  ADDITIONAL AGREEMENTS.................................................. 28
     10.1  Conduct of Business Pending Closing.............................. 28
     10.2  Access to Records................................................ 28
     10.3  Application of Consideration..................................... 29
     10.4  Incorporation of Schedules and Exhibits.......................... 29
     10.5  Due Diligence.................................................... 29
     10.6  Expenses and Taxes............................................... 29
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                                     iii.
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     10.7  Assignment of Checks Payable..................................... 29
     10.8  Entire Agreement; Modifications; Waiver.......................... 29
     10.9  Survival of Representations and Warranties....................... 30
     10.10 Further Assurances............................................... 30
     10.11 Counterparts..................................................... 30
     10.12 Notices.......................................................... 30
     10.13 Miscellaneous Construction Provisions............................ 31
     10.14 Termination...................................................... 31
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                                      iv.

                            EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A    Excluded Assets

Exhibit B    Assumption Agreement

Exhibit C    Disclosure Schedules

Exhibit D    Form of Berger Employment Agreement

Exhibit E    Form of MTS/Berger Legal Opinion

Exhibit F    Form of Subsidiary Option Grant

Exhibit G    Form of ADAC/ADAC Radiology Legal Opinion

                               OPTION AGREEMENT


     THIS OPTION AGREEMENT ("Agreement") is made and entered into as of this 30th day of September, 1996 by and among ADAC LABORATORIES, a California corporation ("ADAC"), ADAC RADIOLOGY SERVICES, INC., a Delaware corporation ("ADAC Radiology"), MEDICAL TRANSITION STRATEGIES, INC., a Georgia corporation ("MTS") and ERNEST BERGER ("Berger").


                                   RECITALS

     WHEREAS, MTS is engaged in the business of forming and managing radiology networks (the "Business");

     WHEREAS, the parties intend that MTS shall grant to ADAC Radiology an option to acquire the Business and substantially all of the assets of MTS on the terms and subject to the conditions more fully set forth in this Agreement;

     WHEREAS, the parties intend that MTS and ADAC Radiology shall cooperate in a collaborative marketing effort relating to the Business during the term of the Option; and

     WHEREAS, Berger is the sole shareholder of MTS;

     NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:


                                   AGREEMENT

1    OPTION TO PURCHASE THE BUSINESS.

     1    GRANT OF OPTION.  Effective upon the Option Grant Closing (as hereinafter defined), MTS shall grant to ADAC Radiology an irrevocable option (the "Option") exercisable on or before September 30, 1997, to purchase substantially all of the assets and properties of MTS, as more fully described in Section 1.6.

     2    OPTION GRANT CONSIDERATION.  The Option shall be granted by MTS in exchange for the following consideration (the "Option Grant Consideration"):

                                      1.

          (A) Five Hundred Thousand Dollars ($500,000), less any amounts previously loaned (including interest thereon through the Option Grant Closing
Date) to MTS by ADAC Radiology or ADAC, payable in cash at the Option Grant Closing; and

          (B) One Million Dollars ($1,000,000), without interest, in cash or in stock as provided in Section 1.11, payable Two Hundred Thousand Dollars ($200,000) on the first anniversary of the Option Grant Closing and Two Hundred Thousand Dollars ($200,000) on each anniversary thereafter until the total has been paid, subject to acceleration in the event of the termination of the Option as provided in Section 1.10.

     3    THE OPTION GRANT CLOSING.  The closing of the grant of the Option (the
"Option Grant Closing") as contemplated by Sections 1.1 and 1.2 shall be held at the offices of Cooley Godward Castro Huddleson & Tatum, One Maritime Plaza, 20th Floor, San Francisco, California 94111 on such date (the "Option Grant Closing Date") that the conditions contained in Sections 5 and 6 below are satisfied or waived in full. Upon the Option Grant Closing, MTS shall deliver to ADAC Radiology those documents, agreements and instruments required to be delivered to ADAC Radiology pursuant to Section 5 of this Agreement. Upon the Option Grant Closing, ADAC Radiology shall deliver cash to MTS in the amount specified in
Section 1.2(a) together with those documents, agreements and instruments required to be delivered to MTS pursuant to Section 6 of this Agreement.

     4    NOTICE OF EXERCISE OF OPTION.

          (A) ADAC Radiology may by written notice request from MTS an update of the Disclosure Schedules (as hereinafter defined) for delivery to ADAC Radiology within ten (10) business days. Notwithstanding anything to the contrary contained herein, MTS shall not be responsible for, and shall have no liability with respect to, any change to such Disclosure Schedules resulting from any act or failure to act taken (or not taken, as the case may be) by MTS or Berger, at the direction of ADAC or ADAC Radiology or otherwise in compliance with Section 2.1 hereof.

          (B) ADAC Radiology shall have the right to deliver to MTS a written objection to (i) any act or omission taken (or not taken, as the case may be) by MTS in violation of Section 2.1 hereof, or (ii) any material adverse change in the representations and warranties reflected on the updated Disclosure Schedules to the extent such change results from any act or omission of MTS occurring prior to the date hereof. Upon receipt of such written objection, MTS shall have ten (10) business days to cure such violation or material change, as the case may be.

In the event MTS fails to cure such matter within such ten (10) business day time period and the Option terminates pursuant to Section 1.10, no Break-up Fee (as hereinafter defined) shall be due and payable to MTS upon the termination of the Option. At any time on or before September 30,

                                      2.

1997, in reliance on such updated Disclosure Schedules, ADAC Radiology may exercise the Option by giving written notice of such election to MTS.

     5    OPTION EXERCISE CONSIDERATION.  Upon exercise of the Option pursuant to Section 1.4 and effective upon the Option Exercise Closing (as hereinafter defined), the assets of the Business shall be transferred to ADAC Radiology in exchange for the following consideration (the "Option Exercise Consideration"):

     (A) A payment equal to Fifty Thousand Dollars ($50,000) for each Validated Network (as hereinafter defined) in place on September 30, 1997 (the "Network Payment"), payable on the Option Exercise Closing;

     (B) A payment equal to twenty percent (20%) of the first Fifteen Million Dollars ($15,000,000) of Net Revenue and forty-five percent (45%) of the Net Revenue in excess of Fifteen Million Dollars ($15,000,000) generated by any network meeting the criteria of a Validated Network (as specified in Section 1.5(c)(i)(A) through (D), but including the Georgia Radiology Network) during the calendar year ended December 31, 1998 (the "Revenue Payment"), payable within thirty (30) days of the receipt by ADAC Radiology of a Final Statement (as hereinafter defined) of the Net Revenue for the 12-month period ending December 31, 1998.

     (C)  For purposes of this Option:

          (I) A "Validated Network" shall mean a radiology network established by MTS or ADAC Radiology which on September 30, 1997 (A) is organized in a properly formed legal structure, duly qualified and licensed to do business in the area in which it conducts business, (B) has twenty (20) or more licensed physicians under contract to it, (C) has at least four (4) separate physician practices participating in such network, (D) has enforceable payor group health contracts covering a minimum of ten thousand (10,000) lives with pricing acceptable to both MTS and ADAC Radiology, and (E) has been approved by ADAC Radiology as being consistent with its long-term business plan. ADAC Radiology shall not unreasonably withhold or delay network approvals requested by MTS. A Validated Network may include the New York, Delaware and any other networks currently being developed by MTS prior to grant of the Option so long as they meet the foregoing criterion on September 30, 1997, but shall not include the Georgia Radiology Network.

          (II) "Net Revenue" shall mean cash actually earned and received by MTS or ADAC Radiology as a result of radiology networks sponsored by MTS and/or ADAC Radiology net of all technical and professional fees and all other network charges, fees or obligations payable in respect of such revenue.

                                      3.

     (D) Promptly following December 31, 1998, ADAC's independent accountants (the "ADAC Accountants") shall be directed by ADAC Radiology to conduct a review of the books of MTS and ADAC Radiology in order to determine the Revenue Payment amount. Such review shall be completed as promptly as reasonably practicable but not later than one hundred twenty (120) days after the close of the books for the period ended December 31, 1998. Upon completion of such review, the ADAC Accountants shall deliver written notice (the "ADAC Accounting Report") to each of ADAC, ADAC Radiology and MTS setting forth the amount of the Revenue Payment determined in accordance with the provisions of this Agreement. Following receipt of the ADAC Accounting Report, each of ADAC, ADAC Radiology and MTS shall review the same and within thirty (30) days after the date of such notice, may deliver to the other parties a certificate setting forth its objections to the Revenue Payment amount as set forth in the ADAC Accounting Report together with a summary of the reasons therefor and the calculations which, in its view, are necessary to eliminate such objections. In the event that none of ADAC, ADAC Radiology or MTS so objects within such thirty (30) day period, the ADAC Accounting Report shall be a final and binding determination of the Revenue Payment amount. In the event, ADAC, ADAC Radiology or MTS so objects within such thirty (30) day period, the parties shall use their reasonable efforts to resolve by written agreement any differences, and, in the event the parties so resolve all such differences, the Revenue Payment amount as adjusted by such writing (the "Agreed Adjustments Statement") shall be final and binding. In the event the objections raised by the parties are not resolved by an Agreed Adjustments Statement within the ten (10) business day period following such notice of objection, then each of ADAC and ADAC Radiology on the one hand (the "ADAC Proposal") and MTS and Berger on the other (the "MTS Proposal"), by written notice to the other parties, shall specify the Revenue Payment amount which they believe to be correct. The parties then shall jointly select a national accounting firm acceptable to all parties (or if they cannot agree on such selection, a national (big-six) accounting firm will be selected by lot after eliminating the ADAC Accountants) and the firm so selected (the "Additional Accounting Firm") shall be directed to conduct a review of the books of MTS and ADAC Radiology in order to determine the Revenue Payment amount calculated in accordance with the provisions of this Agreement. As promptly as reasonably practicable upon completion of such review, the Additional Accounting Firm shall deliver written notice (the "Additional Accounting Firm Report") to each of ADAC, ADAC Radiology and MTS selecting either the ADAC Proposal or the MTS Proposal, whichever is closest to the correct number, as the final Revenue Payment amount, which selection shall be final and binding on all parties and shall not be subject to any further objections. ADAC, ADAC Radiology and MTS agree to cooperate with such Additional Accounting Firm in its development of the Additional Accounting Firm Report. The ADAC Accountants Report, the Agreed Adjustments Statement or the Additional Accounting Firm Report, as applicable, shall be the final statement of the Revenue Payment (the "Final Statement"). Fees and expenses of the ADAC Accountants shall be borne by ADAC. Fees and expenses of the Additional Accounting Firm shall be borne by the party whose Proposal is not selected by the Additional Accounting Firm as the final Revenue Payment amount.

                                      4.

     6    TRANSFER OF ASSETS.  At the Option Exercise Closing, MTS will sell, convey, transfer, assign, grant and deliver to ADAC Radiology all the assets and properties of MTS of every kind, character and description, whether tangible or intangible, and wherever located including, without limitation, the assets, properties and business more specifically described as follows, except only the excluded assets listed on Exhibit A (the "Excluded Assets"), (such assets of MTS
                          ---------
less the Excluded Assets are collectively referred to in this Agreement as the "Assets"):

          (A) all cash of MTS at the Option Exercise Closing, excluding only cash sufficient to cover all checks outstanding as of the Option Exercise Closing (which shall remain in MTS's existing account to cover payment of such outstanding checks);

          (B) all accounts receivable, notes receivable, security deposits and other current assets (except cash and inventory) of MTS;

          (C)  all inventory;

          (D) all machinery, equipment, vehicles, tools, supplies, furniture and other tangible personal property of MTS (excluding inventory);

          (E) all trade secrets, trademarks, service marks, rights to trade dress, copyrights, intellectual property, licenses and other proprietary intellectual property of MTS, except for the name "Medical Transition Strategies, Inc.";

          (F)  all goodwill related to the Business;

          (G) all of MTS's transferable rights under network contracts, commitments, customer orders (including unbilled receivables), equipment and personal property leases, bids, contracts and other agreements and all of MTS's rights to market, license and sell all products and services marketed, licensed or sold by MTS;

          (H) all of MTS's claims against any parties relating to the Assets or the Business;

          (I) all approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies held by, or granted to, MTS;

          (J) all of MTS's transferable books and records relating to the Business, including without limitation, all customer and supplier lists, advertising materials and marketing plans, work standards, manufacturing and process information and documentation, bills of material, theories of operation, repair manuals, service manuals, business planning and financial data and manuals and other materials of MTS used in employee and management training; and

                                      5.

          (K) all other properties, rights and assets owned by MTS, whether tangible or intangible, absolute, contingent or otherwise, in addition to those listed in (a) through (j) above, excepting only the Excluded Assets.

     7    ASSUMPTION OF LIABILITIES.  Subject to the terms and conditions set forth in this Agreement, at the Option Exercise Closing, ADAC Radiology shall only assume, become liable for and satisfy in a timely manner the obligations of MTS pursuant to those network contracts and other obligations approved by ADAC Radiology pursuant to the collaborative marketing effort provided for in Section 2 (including without limitation loans to MTS made pursuant to Section 2.1(b) hereof) as specifically set forth in an Assumption Agreement in the form attached as Exhibit B delivered by ADAC Radiology at the Option Exercise Closing
            ---------
(the "Assumed Liabilities"). Other than its liability for the Assumed Liabilities, ADAC Radiology shall have no liability or responsibility for any liability of MTS.

     8    EXCLUDED LIABILITIES.  Without limiting the foregoing, none of the following liabilities shall be assumed by ADAC Radiology:

          (A) any liability of MTS or any entity affiliated with MTS for any taxes, assessments, charges or fees imposed by any federal, state, municipal or other governmental authority of whatever nature or character, including, without limitation, any sales and use taxes for transactions occurring prior to the Option Exercise Closing Date (as defined in Section 1.9 below), any payroll and withholding taxes related to periods prior to the Option Exercise Closing Date, any personal property taxes to the extent attributable to the ownership of such assets by MTS prior to the Option Exercise Closing Date, and any income taxes incurred by MTS in connection with the transactions contemplated by this Agreement;

          (B) any obligations or liability of any kind of MTS arising prior to the Option Exercise Closing, except as set forth in the Assumption Agreement;

          (C) liabilities with respect to any work-related injury of any actual or alleged employee or former employee of MTS, to the extent such injury occurred prior to the Option Exercise Closing;

          (D) any liability of any kind (including, without limitation, any accrued payroll liabilities, liabilities in respect of severance and other benefits, any accrued withholding liabilities and life, medical, accident and other insurance coverage) relating to any employee or former employee of MTS and arising prior to the Option Exercise Closing;

                                      6.

          (E) any liability of MTS under any litigation, proceeding or claim of any nature by any person or entity arising out of or relating to any event which occurred prior to the Option Exercise Closing, whether or not such litigation, proceeding or claim is pending, threatened or asserted before, on or after the Option Exercise Closing (including, without limitation, those referred to in the Disclosure Schedules of MTS delivered pursuant to this Agreement;

          (F) liabilities or obligations under or related to any agreement, instrument or indenture to which MTS is a party or by which MTS is bound, except as expressly set forth in the Assumption Agreement;

          (G) any liability for professional fees and other costs incurred by MTS in connection with the transactions referred to in this Agreement, and

          (H) any other liability (including, without limitation, any long-term liabilities) not specifically assumed by ADAC Radiology pursuant to the Assumption Agreement;

All liabilities or obligation of MTS not expressly assumed by ADAC Radiology shall be promptly paid and satisfied by MTS.

     9    THE OPTION EXERCISE CLOSING. The closing of the exercise of the Option
(the "Option Exercise Closing") as contemplated by Sections 1.4 through 1.8 shall be held at the offices of Cooley Godward Castro Huddleson & Tatum, One Maritime Plaza, 20th Floor, San Francisco, California 94111 within ten (10) business days of the effective date of the Option exercise notice (the "Option Exercise Closing Date") provided that the conditions contained in Sections 7 and 8 below are satisfied or waived in full. Upon the Option Exercise Closing, MTS shall deliver to ADAC Radiology such bills of assignments, endorsements and other recordable instruments of assignment, transfer and conveyance, in form and substance reasonably satisfactory to ADAC Radiology, as shall be effective to vest in ADAC Radiology all of the right, title and interest of MTS in and to the Business free and clear of all Liens together with those documents, agreements and instruments required to be delivered to MTS pursuant to Section 7 of this Agreement. Upon the Option Exercise Closing, ADAC Radiology shall deliver cash or stock to MTS in the amount specified in Section 1.5(a) together with those documents, agreements and instruments required to be delivered to MTS pursuant to Section 8 of this Agreement.

     10   TERMINATION OF OPTION.  In the event that ADAC Radiology fails to deliver its written election to exercise the Option to MTS by 5:00 p.m. (Eastern Standard Time) on September 30, 1997, the Option shall terminate with the effect that:

          (A) ADAC Radiology shall have no obligation to pay the Option Exercise Consideration;

                                      7.

          (B) ADAC Radiology's obligation to pay the remaining payments of the Option Grant Consideration to MTS for the original grant of the Option specified in Section 1.2(b) shall accelerate and become immediately due and payable;

          (C) the obligations of all parties under the collaborative marketing effort provided for in Section 2 shall terminate with the exception of any indemnification obligation of ADAC Radiology pursuant to Section 2.1(i);

          (D) ADAC Radiology shall transfer to MTS, without cost to MTS, all radiology network contracts developed by ADAC Radiology and MTS pursuant to the collaborative marketing effort provided for in Section 2;

          (E) MTS's obligation to repay all loans made by ADAC Radiology pursuant to Section 2.1(b) shall be cancelled and forgiven;

          (F) ADAC Radiology shall cooperate with MTS to transition to MTS all former employees of MTS who then are employed by ADAC Radiology who are requested by MTS to return and who choose to return to MTS; and

          (G) Except as provided in Section 1.4, ADAC Radiology shall pay to MTS a break-up fee (the "Break-up Fee") of $500,000, provided that, (i) total Net Revenue to the MTS/ADAC Radiology venture from the Georgia Radiology Network contract for the period from the Option Grant Closing to September 30, 1997 shall exceed $1,100,000; (ii) total Net Revenue to the MTS/ADAC Radiology venture from all physician networks developed by MTS/ADAC Radiology (including the Georgia Radiology Network) for the period from the Option Grant Closing to September 30, 1997 shall exceed $1,700,000; and (iii) Net Revenue from at least one physician network other than the Georgia Radiology Network shall be received by the MTS/ADAC venture during the period from the Option Grant Closing to September 30, 1997. Notwithstanding Section 9.3, payment of the Break-up Fee shall not be off-set by any amounts owed by MTS on loans made by ADAC or ADAC Radiology pursuant to Section 2.1(b).

     11   PAYMENT IN ADAC COMMON STOCK.  At ADAC Radiology's election, any or all of the Option Grant Consideration provided for in Section 1.2(b) and the Option Exercise Consideration may be paid in cash or in shares of unregistered ADAC Common Stock ("ADAC Shares"), valued at the average of the closing sale prices for the fifteen (15) trading days ended on the third day preceding the payment date, together with an undertaking by ADAC to file within thirty (30) days of such payment date a Form S-3 Registration Statement for the resale of the ADAC Shares under the Securities Act of 1933, as amended, and to use its best efforts to cause such Registration Statement to become effective as soon as practicable. Such Registration Statement shall be kept effective until the earlier of one (1) year from such effective date or until

                                      8.

all the covered ADAC Shares have been sold. MTS agrees to execute all documentation reasonably requested by counsel to ADAC to effect the transfer of the ADAC Shares to MTS and the subsequent registration of the ADAC Shares pursuant to this Section 1.1.

     12   ALLOCATION OF PURCHASE PRICE.  The consideration paid by ADAC
Radiology to MTS for the transfer of the Assets shall be allocated by ADAC Radiology and MTS to the Assets in accordance with the provisions of Section 1060 of the Internal Revenue Code and the regulations thereunder. Promptly after the Option Exercise Closing and again promptly after the payment of the Revenue Payment, ADAC Radiology and MTS shall mutually agree to an allocation of the purchase price and shall prepare a statement setting forth the fair market value of the Assets with a completed Internal Revenue Service Form 8594 entitled "Asset Acquisition Statement under Section 1060" attached, for filing by ADAC Radiology and MTS.

     13   SALES TAXES.  MTS shall pay all sales taxes arising out of the transfer of the Assets.

     14   JOINT AND SEVERAL LIABILITY.  ADAC shall be jointly and severally liable to MTS and Berger for the obligations of ADAC Radiology under this Agreement.

     COLLABORATIVE MARKETING AND OPERATIONS EFFORT.

     1    COLLABORATIVE MARKETING AND OPERATIONS EFFORT.  From the date of this
Agreement to the date of termination or exercise of the Option (the "Joint Marketing Period"), ADAC Radiology and MTS shall cooperate in a collaborative marketing effort relating to the Business. Pursuant to such collaboration,

          (A)  ADAC Radiology will manage the joint marketing effort.

          (B) ADAC Radiology will fund the operations of the joint marketing effort and other aspects of the Business during the Joint Marketing Period. At ADAC Radiology's election, such funding will be accomplished either through payment of expenses directly for its own account or monies loaned to MTS. If monies are loaned to MTS, then ADAC Radiology may require a security interest in the assets of MTS (other than excluded assets) to secure such loans. Subject to the terms of this Agreement, loans shall be payable on demand after October 31, 1997 and will bear interest at prime plus one percent (1%).

          (C) All expenses incurred by MTS during the Joint Marketing Period must be approved in advance by ADAC Radiology. At the time of such approval, ADAC Radiology will direct MTS to pay such expenses either from (i) MTS's cash revenues, or (ii) from loan proceeds provided by ADAC Radiology pursuant to subsection (b) above. MTS will not incur any liabilities other than those approved by ADAC Radiology. At the end of the Joint Marketing

                                      9.

Period, if the Option terminates without being exercised, ADAC Radiology will cancel MTS's obligations under such loans as provided in Section 1.10(e).

          (D) In consideration of the management services and the funding obligations provided for in subsections (a) through (c) above, MTS shall pay to ADAC Radiology a management fee equal to all cash received by MTS after the date hereof less all (i) expenses paid by MTS out of cash revenues in accordance with subsection (c)(i) above, and (ii) cash attributable to Excluded Assets.

          (E) Promptly upon commencement of the Joint Marketing Period, MTS will use its best efforts to assign into the name of ADAC Radiology the existing Georgia Radiology Network contract. Additional radiology network contracts that are entered into by the parties during the Joint Marketing Period shall be entered in the name of ADAC Radiology. At the end of the Joint Marketing Period, if the Option terminates without being exercised, ADAC Radiology shall assign to MTS the Georgia Radiology Network contract together with all additional radiology network contracts developed by MTS or ADAC Radiology during the Joint Marketing Period as provided in Section 1.10(d).

          (F) All contracts and other agreements entered into by MTS during the Joint Marketing Period must be approved in advance by ADAC Radiology, which approval shall not be unreasonably delayed or withheld.

          (G) Berger shall be an employee of both ADAC Radiology and MTS during the Joint Marketing Period.

          (H) During the Joint Marketing Period, MTS will provide office space for ADAC and ADAC Radiology employees as needed to carry out the operations of this joint marketing effort.

          (I) ADAC Radiology will indemnify MTS and hold it harmless against any loss, cost or expense suffered or incurred by MTS as a direct result of any actions taken or not taken by MTS pursuant to express management directives of ADAC Radiology pursuant to this Section 2.

          (J) ADAC Radiology and MTS will jointly agree on how to present the joint marketing effort to the public.

     2    NON-INTERFERENCE.  Upon the termination of the Joint Marketing Period for any reason other than the exercise of the Option or the termination of this Agreement pursuant to Section 10.14(b), ADAC and ADAC Radiology shall not solicit the business of or otherwise interfere with any physician network contract to which MTS is a party or which are transferred to

                                      10.

MTS pursuant to Section 1.10(d) for a period of one (1) year following the termination of the Joint Marketing Period.

3.   REPRESENTATIONS AND WARRANTIES OF MTS AND BERGER.

     Except as otherwise set forth on the Disclosure Schedules attached hereto as Exhibit C (the "Disclosure Schedules"), each of MTS and Berger represent and
   ---------
warrant to ADAC and ADAC Radiology that:

     1    ORGANIZATION AND STANDING.  MTS is a corporation duly organized, validly existing and in good standing under the laws of Georgia. MTS is duly qualified and licensed to do business in the states in which the ownership of its property or the conduct of its business requires such qualification or such licensure. MTS possesses the corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted. Copies of the certificate of incorporation and bylaws of MTS and all amendments thereto have been delivered to ADAC Radiology and such documents are complete and correct as of the date hereof and shall be true and correct as of the Option Grant Closing Date and the Option Exercise Closing Date.

     2    AUTHORITY, APPROVAL AND ENFORCEABILITY.

          (A) MTS has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all documents to be executed by MTS in connection with the transactions contemplated hereby and all corporate action of MTS necessary for such execution, delivery and performance has been duly taken. Berger has full power and authority to execute, deliver and perform his obligations under this Agreement and all documents to be executed by him, as applicable, in connection with the transactions contemplated hereby.

          (B) The execution and delivery by each of MTS and Berger of this Agreement and all documents to be executed by MTS or Berger in connection with the transactions contemplated hereby do not, and the performance and consummation by MTS and Berger of the transactions contemplated by this Agreement will not, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under) MTS's certificate of incorporation or bylaws or any terms or provisions of any agreement, lease or other instrument to which MTS or Berger is a party or to which MTS or MTS's assets are subject, or any statute, rule, regulation, judicial or governmental decree, order or judgment by which MTS or Berger is bound.

          (C) No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental body is required for the consummation by MTS or Berger of the transactions contemplated by this Agreement.

                                      11.

          (D) Each of this Agreement and all documents to be executed by MTS or Berger in connection with the transactions contemplated hereby is, and upon due execution and delivery by the parties thereto will be, a legal, valid and binding obligation of MTS or Berger as applicable, and enforceable against MTS or Berger in accordance with its respective terms.

     3    FINANCIAL STATEMENTS.  MTS has delivered to ADAC Radiology its unaudited balance sheet for the Business for its most recently completed fiscal year (the "Business Balance Sheet"), its unaudited balance sheet for the most recently completed calendar month (the "Interim Business Balance Sheet") and statements of income of the Business for the most recently completed fiscal year and for the period from that date to the mostly completed calendar month (collectively, the "Business' Financial Statements"). The Business' Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated. Each of such balance sheets presents fairly the financial position of the Business as of the date thereof. Except as and to the extent reflected or reserved against in the balance sheets, neither the Business nor the MTS, with respect to its operation of the Business, has, as of the date of such balance sheets, any liabilities or obligations (absolute or contingent) of a nature required or customarily reflected in consolidated balance sheets (or any notes thereto) prepared in accordance with generally accepted accounting principles. Each of such statements of income presents fairly the results of operations of the Business for the periods indicated.

     4    NO UNDISCLOSED LIABILITIES.  With respect to the Business, MTS has no liabilities (whether absolute or contingent, matured or unmatured, known or unknown) other than such liabilities as are (a) stated or described in the Interim Business Balance Sheet or (b) incurred by MTS in the ordinary course of the Business since the date of the Interim Business Balance Sheet.

     5    ABSENCE OF CERTAIN CHANGES.  Since the date of the Business Balance
Sheet MTS has not:

          (A) suffered any material adverse change in its financial condition, assets, liabilities, business or prospects or suffered any material loss (whether or not insured);

          (B) disposed of or disclosed to any person, other than ADAC's or ADAC Radiology's representatives, any trade secret, formula, process or know-how used in the Business;

          (C)  changed any accounting practice relating to the Business;

          (D) increased any form of compensation payable to any employee of the Business;

                                      12.

          (E) entered into any transaction relating to the Business, except for the transactions contemplated hereby and transactions in the ordinary course;

          (F) made any disposition, encumbrance or mortgage of any assets, properties or interests in properties of the Business, other than obsolete or worn out property disposed of in the ordinary course;

          (G) learned of the adoption of any statute, rule, regulation or order which has had or can be reasonably expected to have a material adverse effect on the book value, assets, properties, results from operations, financial condition or prospects of the Business;

          (H) suffered any termination or waiver of any rights of value to the Business;

          (I) suffered any loss with respect to, or any interruption in the use of, any of its material assets of the Business (whether or not covered by insurance);

          (J)  materially changed the conduct or nature of the Business;

          (K) released or waived any material right or claim arising out of the conduct of, or with respect to, the Business;

          (L) purchased, leased, licensed or otherwise acquired any material asset from any other person or entity, other than in the ordinary course of business;

          (M) written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness relating to the Business;

          (N) suffered any creation, occurrence or assumption of any indebtedness for money borrowed other than in the form of accounts payable for goods and services in the ordinary course of business;

          (O) assumed, guaranteed, or incurred any liability for the obligations of any other person;

          (P) suffered any materially adverse termination or threatened termination, or substantial modification of a relationship with a customer or supplier of the Business;

          (Q) terminated or amended in a material manner any material contract relating to the Business; or

          (R) agreed, whether in writing or otherwise, to take any action described in this Section 3.5.

                                      13.

     6    TAX MATTERS.

          (A) MTS has filed, within the time and in the manner prescribed by law, all returns, declarations, reports, estimates, information returns and statements, including information returns and reports ("Returns"), required to be filed under federal, state, local or any foreign laws by MTS and all Returns so filed complied in all materials respects with the laws, rules and regulations applicable to such Returns.

          (B) MTS has, within the time and in the manner prescribed by law, paid all Taxes (as defined below) that are due and payable.

          (C) MTS has established (and until the Option Exercise Closing will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable, and there is (and until the Option Exercise Closing shall be) no material difference between the amounts of the book basis and the tax basis of assets (net of liabilities) that are not accounted for by an accrual on the books for federal income tax purposes.

          (D) There are no liens for Taxes upon the assets of MTS, except liens for Taxes not yet due.

          (E) No deficiency or adjustment for any Taxes has been proposed or asserted or assessed against MTS and, to the knowledge of MTS or Berger, no foreign, federal, state or local audits, examination or other administrative proceedings or court proceedings are presently pending with regard to any Taxes, and no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes, which waiver or consent remains in effect, has been executed by (or on behalf of) MTS nor are any requests for such waiver or consent pending.

          (F) MTS is not a party to any tax-sharing or allocation agreement, and does not owe any amount under any tax-sharing or allocation agreement.

          (G) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, net worth, environmental, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by MTS.

     7    TITLE TO PROPERTIES AND ASSETS:  CONDITION OF ASSETS.  MTS has good, valid and marketable title to the Assets. The Assets and other assets reflected in the Interim Business

                                      14.

Balance Sheet have a fair market or realizable value determined on a going business basis at least equal to the value thereof as reflected therein, and none of such properties or assets (or any other properties or assets used in the Business) are subject to any liens, charges, easements, mortgages, pledges, claims of ownership, security interests, levies, attachments, restrictions or other encumbrances ("Liens") or conditional or installment sale agreement of any kind. All the Assets are and shall be in satisfactory operating condition and free from any material defects, except for normal wear and tear, and shall be fit for the purpose for which such Assets are intended to be used. Upon delivery by MTS to ADAC Radiology at the Option Exercise Closing, ADAC Radiology will acquire good and marketable title to the Assets, free and clear of any and all Liens, except Assumed Liabilities.

     8    PROPERTIES.

          (A)  MTS does not own any real property.

          (B) MTS has previously delivered to ADAC Radiology complete and accurate copies of all real property leases included in the Assets ("Leases"). Each of the Leases is valid, binding and enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors rights or remedies in general and general equity principles, and is in full force and effect. MTS is not in default under any Lease, nor to the knowledge of MTS or Berger, is any other party thereto in default thereunder, and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default by MTS. The properties subject to the Leases and the conditions of the Leases are suitable for the business currently being conducted by MTS thereon.

          (C) MTS has previously delivered to ADAC Radiology a complete and accurate list of all equipment, furniture, fixtures, improvements and other tangible assets owned or leased by MTS and used, in whole or in part, in the Business which accurately sets forth the date of acquisition, original cost and book value of each of said assets.

          (D) As of the Option Grant Closing and the Option Exercise Closing, the Assets shall constitute all of the properties, rights and assets (other than insurance policies) necessary for the conduct of the Business as presently conducted.

                                      15.

     9    ACCOUNTS RECEIVABLE.  All accounts receivable included among the
Assets (the "Accounts"), are bona fide and arose from valid sales services in the ordinary course of business in the aggregate amount stated on the books of the Business. The Disclosure Schedules contain a complete and accurate report showing all Accounts outstanding as of the close of business on the most recently completed calendar month, to be updated to the date of the Option Grant Closing or the Option Exercise Closing, as applicable, together with an accurate aging of such Accounts. None of the Accounts is subject to any prior assignment, Lien or security interest or claim of offset or counterclaim. There are no Accounts that are contingent upon the future performance of services or the future delivery of products.

     10   EQUIPMENT AND INVENTORY.  The Disclosure Schedules contain a correct and complete list as of the most recently completed calendar month, to be updated to the date of the Option Grant Closing or the Option Exercise Closing, as applicable, identifying by category, location and net book value, all equipment, supplies and other tangible personal property included in the Assets. All items of tangible personal property, including equipment, supplies and other tangible personal property, included in the Assets and currently used by MTS in the Business are in good operating condition, normal wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used.

     11   LICENSES; PERMITS; AUTHORIZATIONS.  MTS has all approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies, whether federal, state, local or foreign, required to permit the operation of the Business as presently conducted. None of such licenses, permits and related approvals require the consent of any third party to the transactions provided for herein, and, except as identified on the Disclosure Schedules, all of such licenses, permits and approvals will be transferred to ADAC Radiology at the Option Exercise Closing and will be in full force and effect immediately after such Closing.

     12   CONTRACTS.  Except as set forth on the Disclosure Schedules, MTS is not a party or subject to any oral or written agreement relating to the Assets or the Business. A complete and accurate copy of each written agreement and other document identified on the Disclosure Schedules, as amended to date, has been delivered to ADAC Radiology. Each agreement identified on the Disclosure Schedules is, except to the extent fully performed at the date hereof, in full force and effect and valid and binding in accordance with its terms in all material respects. To the knowledge of MTS or Berger, there is no material default under any such agreement by any other party thereto. To the knowledge of MTS or Berger, no party to any such agreement intends to cancel, withdraw, modify or amend such agreement or arrangement. MTS has performed all material obligations required to be performed by it on or prior to the date hereof under each agreement, with respect to the Business and the Assets. MTS has not received any notice that it is in default thereunder, nor is MTS or Berger aware of any facts that could reasonably be expected to give rise to such a default.

                                      16.

     13   EMPLOYEES.  The Disclosure Schedules set forth a complete and accurate list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, flexible benefit, dependent care, educational assistance, pre-tax premium, pension, or retirement plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by MTS for the benefit of any employee of MTS who is expected to become an employee of ADAC Radiology after the Option Grant Closing or the Option Exercise Closing or any independent contractor of MTS who provides services relating to the Business.

     14   CUSTOMERS.  The Disclosure Schedules contain a complete and accurate listing of the Business's customer accounts and the dollar amount of business done with each customer for the most recently completed calendar year and for the current year-to-date. None of MTS or Berger is aware or has any reason to believe that any of the customers on such list has reduced materially or terminated, or intends to reduce materially or to terminate, the amount of its business with the Business.

     15   SUPPLIERS.  The Disclosure Schedules contain a complete and accurate listing of suppliers to the Business as of the most recently completed calendar month. No supplier to the Business has notified any of MTS or Berger of an intention to terminate or substantially alter its existing business relationship with the Business, and none of MTS or Berger has any reason to believe that such termination or alteration of the relationship with the Business conveyed hereunder is likely to occur.

     16   LITIGATION AND CLAIMS; COMPLIANCE WITH LAW.

          (A) Except for any proceedings relating to the environment, which are exclusively provided for in Section 3.17, there is no pending or, to the knowledge of MTS or Berger, threatened proceeding by or before any court or other tribunal or any federal, state, local or foreign governmental or regulatory agency, department, commission, licensing or other authority (a "Governmental Authority") in which MTS is a party or otherwise involved or to which any of the Business or the Assets is subject. To the knowledge of MTS and Berger, there are no preliminary proceedings or investigations before any Governmental Authority pending or threatened against MTS, nor is there any factual basis therefor.

          (B) MTS is not a party to any decree, order or arbitration award (or agreement entered into in any proceeding) with respect to the Assets, MTS's personnel, contractors or the Business.

          (C) Except for laws, rules and regulations relating to the environment, which are exclusively provided for in Section 3.17, MTS is not in violation of, or delinquent in respect to, any decree, order or arbitration award or law, statute or regulation of, or agreement with, or

                                      17.

any license or permit from, any governmental authority to which any of them or their respective properties, assets, personnel or business activities are subject, including without limitation laws, rules and regulations relating to professional and specialty licensing, the corporate practice of medicine, prohibitions on kickbacks and referrals under Medicare and Medicaid programs, health care, drug enforcement, zoning ordinances, building codes, occupational health and safety, employee benefits, immigration, wages, workplace safety, equal employment opportunity and race, religious, sex and age discrimination.

     17   ENVIRONMENTAL PROVISIONS.

          (A)  For the purposes of this Section 3.17:

               (I) "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or release into the environment, of any Material of Environmental Concern at any location of the Business, whether or not owned or operated by MTS, or (B) circumstances forming a reasonable basis for any violation, or alleged violation, of any Environmental Law.

               (II) "Environmental Law" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

               (III) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products or any other substance regulated by Environmental Laws or that is otherwise a danger to human health, reproduction, or the environment.

                                      18.

          (B) MTS is in compliance in all material respects with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by MTS of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. MTS has not received any communication (written or oral), whether from any governmental authority, citizens group, employee or otherwise, that alleges that it is not in material compliance, and, to MTS's knowledge, there are no circumstances that may prevent or interfere with such compliance in the future. To the knowledge of MTS or Berger, no current or prior owner of any property owned or leased by MTS has received any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that it, or MTS, is not in compliance. All permits and other governmental authorizations currently held by MTS pursuant to the Environmental Laws are identified in the Disclosure Schedules.

          (C) There is no Environmental Claim pending or, to the knowledge of MTS or Berger, threatened against MTS or against any person or entity whose liability for any Environmental Claim MTS has or may have retained or assumed either contractually or by operation of law.

          (D) To the knowledge of MTS or Berger, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form a reasonable basis for any Environmental Claim against MTS or the Business, to the knowledge of MTS or Berger, against any person or entity whose liability for any Environmental Claim MTS has or may have retained or assumed either contractually or by operation of law.

          (E) Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where MTS has stored, disposed of or arranged for the disposal of, Materials of Environmental Concern are identified in the Disclosure Schedules, (ii) all underground storage tanks (whether or not in use by MTS), and the capacity and contents of such tanks, known by MTS to be located on property owned or leased by MTS, are identified in the Disclosure Schedules,
(iii) to MTS's knowledge, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by MTS, and (iv) to MTS's knowledge, no polychlorinated biphenyls (PCBs) are used or stored at any property owned or leased by MTS.

     18   INSURANCE.

                                      19.

          (A) MTS has (i) property, fire and casualty insurance policies, with extended coverage (subject to reasonable deductibles), sufficient to allow them to replace any of their properties that might be damaged or destroyed, and
(ii) except for professional liability insurance which is specifically covered in Section 3.18(b) below, has liability, workers compensation insurance and bond and surety arrangements reasonably adequate, in light of the business in which it is engaged, to protect it and its financial condition against the risks involved in the business conducted by MTS. The Disclosure Schedules sets forth a list all such policies as of the date of such Disclosure Schedules.

          (B) The Disclosure Schedules contain a list of each policy of professional liability insurance and errors and omissions insurance, and all amendments and endorsements thereto currently in effect, which provide insurance for MTS and its contractors and employees, including the name of each insurer, the amount of coverage provided under the policy, all persons, groups and entities that are afforded coverage under the policies, the term of the policy and type of coverage (whether "claims made" or otherwise and whether such policies include "tail" coverage) and whether the policy is in effect as of the date hereof. MTS has delivered to ADAC Radiology true and complete copies of all such insurance policies.

          (C) The Disclosure Schedules set forth any pending claims under each of the policies listed therein, and there are no other pending claims under any of such policies, and, to the knowledge of MTS or Berger, no event has occurred and no condition exists that could reasonably be expected to give rise to or serve as a basis for any such claim.

          (D) MTS is not in default under any insurance policy or bond described in this Section 3.18, and no event which would (with the passage of time, notice or both) constitute a breach or default thereunder by MTS or, to the knowledge of MTS or Berger, the insurer thereunder, has occurred or, to the knowledge of MTS or Berger, will occur as a result of the transactions contemplated herein. Consummation of the transactions contemplated herein will not (and will not give any person or entity a right to) terminate or modify any material rights of, or accelerate or augment any material obligation of, MTS under any insurance policy or bond insofar as such policy or bond relates to or covers incidents that give rise to claims for incidents taking place prior to the Option Exercise Closing Date. To the knowledge of MTS or Berger, MTS has not done anything by way of action or inaction which might invalidate or diminish coverage under any of such policies in whole or in part. There are no outstanding requirements or recommendations of any insurance company that has issued a policy to MTS which require or recommend any changes to the conduct of the business of MTS, or any repair or other work with respect to any of its properties.

     19   LABOR RELATIONS.  There are no collective bargaining agreements covering any employee of MTS. There are no controversies pending or threatened between MTS and any of its employees. There are no pending claims or lawsuits that have been asserted or instituted asserting worker's compensation, employment discrimination, disability, wage and hours,

                                      20.

wrongful discharge, unemployment compensation, employee safety or other claims of whatever nature under or in respect of which MTS may have any liability, contingent or otherwise. MTS is not liable for any arrears of wages or any taxes or penalties for failure to pay any of the same. MTS will pay in full, prior to the Option Exercise Closing Date, all wages, salaries, bonuses, vacation pay and other direct and indirect compensation earned by all employees of MTS through the Option Exercise Closing Date (whether or not payable by such date). MTS is in compliance with all federal, state and local laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours.

     20   INTELLECTUAL PROPERTY.

          (A) There are no domestic or foreign patents or patent applications owned or licensed by MTS nor any agreements relating thereto, other than "shrink wrap" licenses for software used in the ordinary course of their business.

          (B) The Disclosure Schedules list all domestic and foreign registered copyrights, trademarks and trademark applications owned or licensed by MTS from or to third parties, other than "shrink wrap" licenses for software used in the ordinary course of their business (the "Trademarks" and "Copyrights"), indicating in each case whether the Trademark or Copyright is owned or licensed, and a listing and summary description of all agreements relating to the Trademarks and Copyrights. MTS owns, free and clear of all liens, claims or encumbrances, the Trademarks and Copyrights which are so designated as owned by it, and all agreements with respect to Trademarks are valid and binding, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general and general equity principles, are in full force and effect, and neither MTS nor, to the knowledge of MTS or Berger, any other party thereto is in default, or with the giving of notice or lapse of time or both, would be in default under the terms of such agreement. There are no interference, opposition or cancellation proceedings or infringement suits pending or, to the knowledge of MTS and Berger, threatened, with respect to any of the Trademarks or Copyrights. MTS has not been advised nor has any reason to believe that it is infringing a trademark or copyright held by another person.

          (C) MTS owns or has in its possession certain information and know-how proprietary to the Business (the "Trade Secrets"). MTS has taken all reasonable precautions to maintain Trade Secrets in confidence and to prevent their disclosure to unauthorized persons. MTS has an absolute (though not necessarily exclusive) right to use all Trade Secrets, and the use of the Trade Secrets does not infringe the rights of any third party. To the extent that the Trade Secrets are not available in documentary or fixed form, disclosure shall be made to ADAC Radiology to permit it to make full use of the Trade Secrets to operate the Business.

          (D) To the knowledge of MTS or Berger, no person is infringing upon any Trademark or any Copyright owned by MTS or has misappropriated any Trade Secret. None of

                                      21.

the activities conducted pursuant to the Business, nor any know-how used or proposed to be used by MTS in the Business, infringes any patent, trademark or copyright of any third party. There is no trademark, trade name, trade secret, copyright or other intellectual property necessary for the operation of the Business which MTS does not currently own or license on commercially reasonable terms.

     21   DISCLOSURE.  All facts material to the Assets, and the operations, financial condition and prospects of the Business are reflected in the Interim Business Balance Sheet, or have been disclosed herein, including the exhibits and schedules hereto. None of MTS or Berger knows of any facts or circumstances that would adversely affect the carrying on by ADAC Radiology of the Business as it is presently conducted. No representation or warranty by MTS or Berger contained in this Agreement and no statement contained in any certificate, schedule, list or other writing furnished or to be furnished to ADAC Radiology contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact necessary in order to make the statement therein not misleading.

     22   NO BROKERS.  None of MTS or Berger has entered into any agreement that could give rise to any liability for brokerage, finder's or agent's fees or commissions in connection with this Agreement or any transaction contemplated hereby.

4.   REPRESENTATIONS AND WARRANTIES OF ADAC AND ADAC RADIOLOGY.

     ADAC and ADAC Radiology represent and warrant to each of MTS and Berger that:

     1    ORGANIZATION AND STANDING.  ADAC and ADAC Radiology are corporations duly organized, validly existing and in good standing under the laws of the respective states of their incorporation and have all requisite corporate power and authority to own, operate and lease their property and to carry on their business as it is currently being conducted.

     2    AUTHORITY, APPROVAL AND ENFORCEABILITY.

          (A) ADAC and ADAC Radiology have full corporate power and authority to execute, deliver and perform their obligations under this Agreement and all documents to be executed by ADAC or ADAC Radiology in connection with the transactions contemplated hereby and all corporate action of ADAC or ADAC Radiology necessary for such execution, delivery and performance have been duly taken.

          (B) The execution and delivery by ADAC and ADAC Radiology of this Agreement and all documents to be executed by it in connection with the transactions contemplated hereby do not, and the performance and consummation by ADAC and ADAC Radiology of the transactions contemplated by this Agreement will not, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under (or upon the failure to

                                      22.

give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under) any terms or provisions of ADAC's or ADAC Radiology's certificate of incorporation or bylaws, or any statute, rule, regulation, judicial or governmental decree, order or judgment, agreement, lease or other instrument to which ADAC or ADAC Radiology is a party or to which they or their assets are subject that has or is likely to have a material adverse effect.

          (C) No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental body is required for the consummation by ADAC or ADAC Radiology of the transactions contemplated by this Agreement.

          (D) Each of this Agreement and all documents to be executed by ADAC or ADAC Radiology in connection with the transactions contemplated hereby is, and upon due execution and delivery by the parties thereto will be, a legal, valid and binding obligation of ADAC and ADAC Radiology enforceable against ADAC and ADAC Radiology in accordance with its respective terms.

     3    FINANCIAL STATEMENTS. ADAC has delivered to MTS its audited balance sheet and statement of income for the period ended September 30, 1995. ADAC's financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, except as otherwise set forth in such financial statements and the notes thereto. The balance sheet presents fairly the financial position of ADAC as of the date thereof. Except as and to the extent reflected or reserved against in the balance sheet (including the notes thereto), ADAC did not have, as of the date of the balance sheet, any liabilities or obligations (absolute or contingent) of a nature required or customarily reflected in consolidated balance sheets (or the notes thereto) prepared in accordance with generally accepted accounting principles. The statement of income presents fairly the results of operations of ADAC for the period indicated.

     4    ADAC SHARES. If issued pursuant to Section 1.11, all ADAC Shares issued to MTS will be duly authorized, fully paid and non-assessable and issued without violation of any pre-emptive or any similar right.

     5    NO BROKERS. Neither ADAC nor ADAC Radiology has incurred any liability for brokerage, finder's or agent's fees or commissions in connection with this Agreement or any transaction contemplated hereunder.

                                      23.

     5.CONDITIONS PRECEDENT TO OBLIGATIONS OF ADAC AND ADAC RADIOLOGY-OPTION
       GRANT CLOSING.

     The obligations of ADAC and ADAC Radiology to consummate the transactions contemplated by this Agreement shall be subject, at ADAC's and ADAC Radiology's option, to the fulfillment at or prior to the Option Grant Closing Date of each of the following conditions:

     1    CONSENTS. ADAC Radiology shall have received evidence, in form and substance reasonably satisfactory to ADAC Radiology, that such licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of governmental authorities and parties to contracts with MTS as would be necessary and appropriate in connection with the transfer of the Assets to ADAC Radiology and the future conduct of the Business by ADAC Radiology have been obtained.

     2    ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of each of MTS and Berger contained in this Agreement shall be accurate and complete in all material respects on and as of the Option Grant Closing Date with the same effect as though such representations and warranties had been made on and as of such date without giving effect to any update or supplement (delivered after the date of this Agreement) to the Disclosure Schedules, and each of MTS and Berger shall have delivered to ADAC Radiology a certificate to that effect dated as of the Option Grant Closing Date and, as to MTS, signed by MTS's president.

     3    EMPLOYMENT AGREEMENT. Berger shall have executed and delivered to ADAC
Radiology an employment agreement which contains non-competition covenants in substantially the form attached hereto as Exhibit D (the "Employment
                                          ---------
Agreement").

     4    LEGAL OPINION. The firm of Cohen Pollock Merlin Axelrod & Tanenbaum, counsel to MTS, shall have delivered to ADAC Radiology, a legal opinion substantially in the form attached hereto as Exhibit E.
                                             ---------

     5    PERFORMANCE OF AGREEMENTS. Each and all of the conditions precedent and agreements of MTS and Berger subject to satisfaction on or before the Option Grant Closing pursuant to the terms of this Agreement shall have been performed or satisfied and each of MTS and Berger shall have delivered to ADAC Radiology a certificate to such effect dated as of the Option Grant Closing Date and, as to MTS, signed by MTS's president.

     6    NO ADVERSE CHANGE. There shall have been no event which has occurred and which has not been disclosed to ADAC Radiology which has had or could be reasonably expected to have a material adverse effect on the business, book value, assets, properties, results of operations, financial condition or prospects of the Business or the Assets.

                                      24.

     7    LENDER CONSENTS. Each of ADAC and ADAC Radiology shall have received all necessary consents from its lenders to enter into the transactions contemplated hereby.

     8    DUE DILIGENCE. ADAC Radiology shall have completed its due diligence investigation of MTS to ADAC Radiology's satisfaction, in its reasonable discretion.

     9    ADDITIONAL DOCUMENTS. Each of MTS and Berger shall have delivered to
ADAC Radiology such documents and instruments as ADAC Radiology may reasonably request in connection with this Agreement and the consummation of the transactions contemplated hereby.

     6.CONDITIONS PRECEDENT TO OBLIGATIONS OF MTS AND BERGER-OPTION GRANT
       CLOSING.

     The obligations of MTS and Berger to consummate the transactions contemplated by this Agreement shall be subject, at MTS's option, to the fulfillment at or prior to the Option Grant Closing of each of the following conditions:

     1    ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of ADAC and ADAC Radiology contained in this Agreement shall be accurate and complete in all material respects on and as of the Option Grant Closing Date with the same effect as though such representations and warranties had been made on or as of such date, and ADAC and ADAC Radiology shall each have delivered to MTS a certificate to that effect signed by an officer of ADAC and ADAC Radiology, and dated as of the Option Grant Closing Date.

     2    EMPLOYMENT AGREEMENT. ADAC Radiology shall have executed and delivered to Berger the Employment Agreement.

     3    SUBSIDIARY OPTION GRANT. ADAC Radiology shall have executed and delivered to Berger an Option Grant substantially in the form attached hereto as Exhibit F.
---------

     4    ADAC STOCK OPTION GRANT. ADAC shall have executed and delivered to
Berger a Stock Option under the ADAC employee stock option plan covering 25,000 shares at an exercise price equal to one hundred percent (100%) of fair market value as of the Option Grant Closing Date.

     5    LEGAL OPINION. The firm of Cooley Godward LLP, counsel to ADAC and
ADAC Radiology, shall have delivered to MTS and Berger, a legal opinion substantially in the form attached hereto Exhibit G.
                                          ---------

     6    PERFORMANCE OF AGREEMENTS. Each and all of the conditions precedent and agreements of ADAC and ADAC Radiology subject to satisfaction on or before the Option Grant Closing pursuant to the terms of this Agreement shall have been performed or satisfied, and

                                      25.

ADAC and ADAC Radiology shall each have delivered to MTS a certificate to that effect signed by an officer of ADAC or ADAC Radiology and dated as of the Option Grant Closing Date.

     7    ADDITIONAL DOCUMENTS. ADAC and ADAC Radiology shall have delivered to
MTS such documents and instruments as MTS may reasonably request in connection with this Agreement and the consummation of the transactions contemplated hereby.

CONDITIONS PRECEDENT TO OBLIGATIONS OF ADAC AND ADAC RADIOLOGY-OPTION EXERCISE CLOSING.

     The obligations of ADAC and ADAC Radiology to consummate the transactions contemplated by this Agreement shall be subject, at ADAC's and ADAC Radiology's option, to the fulfillment at or prior to the Option Exercise Closing Date of each of the following conditions:

     1    CONVEYANCE AND ASSIGNMENT.  MTS shall have duly executed and delivered to ADAC Radiology such bills of assignments, endorsements and other recordable instruments of assignment, transfer and conveyance, in form and substance reasonably satisfactory to ADAC Radiology, as shall be effective to vest in ADAC Radiology all of the right, title and interest of MTS in and to the Assets free and clear of all Liens other than the Assumed Liabilities.

     2    LEASE.  MTS shall have executed and delivered to ADAC Radiology an assignment of the lease for the premises at One Concourse Parkway, Suite 750.

     3    CONSENTS.  ADAC Radiology shall have received evidence, in form and substance reasonably satisfactory to ADAC Radiology, that such licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of governmental authorities and parties to contracts with MTS as are necessary and appropriate in connection with the consummation of the transactions contemplated hereby and the future conduct of the Business by ADAC Radiology have been obtained.

     4    ACCURACY OF REPRESENTATIONS AND WARRANTIES.  Each of MTS and Berger
shall have delivered to ADAC Radiology a certificate dated as of the Option Exercise Closing Date and, as to MTS, signed by MTS's president, that to the best knowledge of the signor, the representations and warranties of each of MTS and Berger contained in this Agreement are accurate and complete in all material respects on and as of the Option Exercise Closing Date with the same effect as though such representations and warranties had been made on and as of such date giving effect only to the Disclosure Schedule update delivered pursuant to
Section 1.4.

     5    BULK SALE NOTICE.  MTS shall have paid all of its trade creditors and shall indemnify ADAC and ADAC Radiology for any failure to comply with the bulk sale notice provisions in any jurisdiction in which the Assets are located.

                                      26.

     6    LEGAL OPINION.  The firm of Cohen Pollock Merlin Axelrod & Tanenbaum, counsel to MTS, shall have delivered to ADAC Radiology, a legal opinion substantially in the form attached hereto as Exhibit E.
                                             ---------

     7    PERFORMANCE OF AGREEMENTS.  Each and all of the conditions precedent and agreements of MTS and Berger subject to satisfaction on or before the Option Exercise Closing pursuant to the terms of this Agreement shall have been performed or satisfied and each of MTS and Berger shall have delivered to ADAC Radiology a certificate to such effect dated as of the Option Exercise Closing Date and, as to MTS, signed by MTS's president.

     8    NO ADVERSE CHANGE.  There shall have been no event which has occurred and which has not been disclosed to ADAC Radiology since the date of the notice of exercise of option which has had or could be reasonably expected to have a material adverse effect on the business, book value, assets, properties, results of operations, financial condition or prospects of the Business or the Assets and which is not a result of an act or failure to act by MTS or Berger as a result of direction from ADAC Radiology pursuant to Section 2.1.

     9    LENDER CONSENTS.  Each of ADAC and ADAC Radiology shall have received all necessary consents from its lenders to enter into the transactions contemplated hereby.

     10   ADDITIONAL DOCUMENTS.  Each of MTS and Berger shall have delivered to
ADAC Radiology such documents and instruments as ADAC Radiology may reasonably request in connection with this Agreement and the consummation of the transactions contemplated hereby.

     8.CONDITIONS PRECEDENT TO OBLIGATIONS OF MTS AND BERGER-OPTION EXERCISE CLOSING.

     The obligations of MTS and Berger to consummate the transactions contemplated by this Agreement shall be subject, at MTS's option, to the fulfillment at or prior to the Option Exercise Closing of each of the following conditions:

     1    ACCURACY OF REPRESENTATIONS AND WARRANTIES.  The representations and warranties of ADAC and ADAC Radiology contained in this Agreement shall be accurate and complete on and as of the Option Exercise Closing Date with the same effect as though such representations and warranties had been made on or as of such date, and ADAC and ADAC Radiology shall each have delivered to MTS a certificate to that effect signed by an officer of ADAC and ADAC Radiology, and dated as of the Option Exercise Closing Date.

     2    ASSUMPTION AGREEMENTS.  ADAC Radiology shall have executed and delivered to MTS the Assumption Agreement substantially in the form of Exhibit
                                                                       -------
B.
-

                                      27.

    3    LEGAL OPINION.  The firm of Cooley Godward LLP, counsel to ADAC and
ADAC Radiology, or such other firm as is reasonably acceptable to MTS, shall have delivered to MTS and Berger, a legal opinion substantially in the form attached hereto Exhibit G .
                ---------

     4 PERFORMANCE OF AGREEMENTS. Each and all of the conditions precedent and agreements of ADAC and ADAC Radiology subject to satisfaction on or before the Option Exercise Closing pursuant to the terms of this Agreement shall have been performed or satisfied, and ADAC and ADAC Radiology shall each have delivered to MTS a certificate to that effect signed by an officer of ADAC or ADAC Radiology and dated as of the Option Exercise Closing Date.

     5    ADDITIONAL DOCUMENTS.  ADAC and ADAC Radiology shall have delivered to
MTS such documents and instruments as MTS may reasonably request in connection with this Agreement and the consummation of the transactions contemplated hereby.

9    INDEMNIFICATION.

                                      28.

     1    INDEMNIFICATION OF ADAC AND ADAC RADIOLOGY.  Each of MTS and Berger
agrees, jointly and severally, to indemnify and hold each of ADAC and ADAC Radiology harmless from and against all losses, damages, liabilities, costs and expenses (including, without limitation, interest, penalties and reasonable attorneys' fees) and to pay to ADAC or ADAC Radiology, as applicable, on demand the full amount of any and all sums that ADAC or ADAC Radiology may become obligated to pay on account of and arising out of or resulting from (i) the inaccuracy or breach of any representation, warranty or covenant made by MTS in this Agreement or any schedule, exhibit, certificate, financial statement, document or instrument delivered hereunder (except to the extent arising as a result of acts or omissions of MTS or Berger taken (or not taken, as the case may be) at the direction of ADAC or ADAC Radiology or otherwise in compliance with Section 2.1 hereof), (ii) any claim, action or proceeding asserted or instituted arising out of any matter covered by such representations, warranties or covenants, including, without limitation, liabilities of MTS, if any, existing in breach of such representations (except to the extent arising as a result of acts or omissions of MTS or Berger taken (or not taken, as the case may be) at the direction of ADAC or ADAC Radiology or otherwise in compliance with Section 2.1 hereof), (iii) enforcement of this Agreement, or (iv) in respect of Taxes of MTS or Berger (excluding only Taxes of MTS arising out of the joint marketing and operations provided for in Section 2). Notwithstanding the foregoing, MTS and Berger shall have no obligation to indemnify for any damages unless and until the aggregate amount of damages exceeds Twenty-Five Thousand Dollars ($25,000), in which case MTS and Berger shall indemnify ADAC and ADAC Radiology for all damages. The maximum recovery available to ADAC and ADAC Radiology for actions brought pursuant to this Section. 9.1 shall be the total of the Option Grant Consideration and the Option Exercise Consideration actually paid by ADAC and ADAC Radiology. The right of ADAC and ADAC Radiology to bring an action for damages pursuant to clauses (i) and (ii) of this Section
9.1 shall expire five (5) years from the Option Grant Closing or the Option Exercise Closing, as applicable.

                                      29.

     2    INDEMNIFICATION OF MTS.  ADAC and ADAC Radiology agrees jointly and severally, to indemnify and hold each of MTS and Berger harmless from and against all losses, damages, liabilities, costs and expenses (including, without limitation, interest, penalties and reasonable attorneys' fees) and to pay to MTS or Berger, as applicable, on demand the full amount of any and all sums that MTS or Berger may become obligated to pay on account of and arising out of or resulting from (i) the inaccuracy or breach of any representation, warranty or covenant made by ADAC or ADAC Radiology in this Agreement or any schedule, exhibit, certificate, financial statement, document or instrument delivered hereunder, (ii) any claim, action or proceeding asserted or instituted arising out of any matter covered by such representations, warranties or covenants,
(iii) enforcement of this Agreement, or (iv) in respect of taxes of ADAC or ADAC Radiology. Notwithstanding the foregoing, ADAC and ADAC Radiology shall have no obligation to indemnify for any damages unless and until the aggregate amount of damages exceeds Twenty-Five Thousand Dollars ($25,000), in which case ADAC and ADAC Radiology shall indemnify MTS and Berger for all damages. The maximum recovery available to MTS and Berger for actions brought pursuant to this
Section 9.2 (other than actions brought pursuant to Section 9.2(iii)) shall be Five Hundred Thousand Dollars ($500,000). The right of MTS and Berger to bring an action for damages pursuant to clauses (i) and (ii) of this Section 9.2 shall expire five (5) years from the Option Grant Closing or the Option Exercise Closing, as applicable.

     3    RIGHT OF OFF-SET.  ADAC Radiology shall be entitled to offset against either the Option Grant Consideration and/or the Option Exercise Consideration the amount of any obligation owed by MTS or Berger to ADAC and ADAC Radiology pursuant to Section 9.1.

     ADDITIONAL AGREEMENTS.

     1    CONDUCT OF BUSINESS PENDING CLOSING.  From this date through the
Option Exercise Closing:

          (A) MTS shall conduct the Business, in the ordinary course, consistent with past practices, or in a manner appropriate for closing the transactions contemplated hereby, and MTS shall use reasonable efforts to maintain and preserve the organization, assets and advantageous relationships of the Business.

          (B) MTS shall consult with ADAC Radiology on a regular basis with respect to any material decisions that might adversely affect the Business or any of the Assets.

          (C) MTS shall conduct the Business in compliance with all applicable laws and governmental regulations and requirements, except where non-compliance would not have a material adverse effect on the Assets or the Business or otherwise subject ADAC or ADAC Radiology to liability.

                                      30.

          (D) MTS shall afford to the authorized representatives of ADAC Radiology free and full access to the properties, books, records, contracts, commitments and affairs of MTS related to the Business and shall furnish ADAC Radiology with such additional financial and operating data and copies of all documents and other information concerning the Business, and Assets of MTS as ADAC Radiology may from time to time reasonably request.

          (E) Each of MTS and Berger will give prompt notice to ADAC Radiology of (i) any notice of default received by it or him subsequent to the date of this Agreement and prior to the Option Exercise Closing under any material instrument or material agreement to which MTS, or any of MTS's subsidiaries, is a party or by which any of them is bound, which default would, if not remedied, result in any material adverse change or which would render incorrect any representation made herein, and (ii) any suit, action or proceeding instituted or, to the knowledge of MTS or Berger, threatened against or affecting MTS or any of MTS's subsidiaries subsequent to the date of this Agreement and prior to the Option Exercise Closing which, if adversely determined, would result in any material adverse change or which would render incorrect any representation made herein.

     2    ACCESS TO RECORDS.  MTS shall furnish to ADAC Radiology prior to and after the Option Exercise Closing any information reasonably requested by ADAC Radiology which is in the possession of or reasonably available to MTS to permit
(i) ADAC Radiology or any affiliated group of which it is a member to file on a timely basis its federal income tax returns and its estimated federal income tax returns and any other tax returns which may be required by any federal, state, local or foreign tax authority, and (ii) ADAC Radiology or its affiliates to comply with orders issued by any federal, state, local or foreign governmental agency.

     3 APPLICATION OF CONSIDERATION. If and to the extent that all or any portion of the Option Grant Consideration and/or the Option Exercise Consideration is distributed to the MTS shareholders, it will be paid to such shareholders in proportion to their respective stockholdings as of the Option Exercise Closing Date.

     4    INCORPORATION OF SCHEDULES AND EXHIBITS.  All schedules, exhibits and other documents and written information delivered in connection with this Agreement are hereby incorporated into this Agreement by this reference and are warranted by the party or parties which deliver the same to be accurate and complete in all material respects. In the event that any material changes shall occur with respect to any information disclosed in any schedule furnished by MTS or Berger hereunder following the date of the delivery thereof and prior to the Option Exercise Closing, MTS or Berger, as applicable, shall promptly notify ADAC Radiology thereof in writing.

     5    DUE DILIGENCE.  MTS shall fully cooperate with ADAC Radiology to afford to the authorized representatives of ADAC Radiology access during normal business hours, and at any other reasonable time with the consent of MTS to all of the Assets, in order to afford ADAC

                                      31.

Radiology full opportunity of review, examination and investigation as ADAC Radiology shall desire to make of the affairs of MTS, and ADAC Radiology shall be permitted to make extracts from, or take copies of such books, records or other documentation or to obtain temporary possession of any thereof as may be necessary. MTS shall furnish or cause to be furnished to ADAC Radiology such financial and operating data and other information as to the Assets as ADAC Radiology may reasonably request.

     6    EXPENSES AND TAXES.  Except as otherwise provided in this Agreement, each party shall bear and pay his or its own expenses and taxes incurred in connection with the transactions referred to in this Agreement. The party responsible under applicable law shall bear and pay in their entirety all other taxes and registration and transfer fees, if any, payable by reason of the conveyance of the Assets. Each party will cooperate to the extent practicable in minimizing all taxes and fees levied by reason of the conveyance of the Assets.

     7    ASSIGNMENT OF CHECKS PAYABLE.  MTS shall take such action as may be required to provide for the assignment or transfer to ADAC Radiology of all checks, wire transfers or other forms of payment, including cash, relating to the Business that are received after the Option Exercise Closing and are made payable to "Medical Transition Strategies, Inc." or any other name under which MTS operates or has operated and receives payment after the Option Exercise Closing for operations related to the Business.

     8    ENTIRE AGREEMENT; MODIFICATIONS; WAIVER.  This Agreement, together with the Schedules referenced herein and the agreements attached as Exhibits hereto, constitutes the final, exclusive and complete understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and discussions with respect thereto. No variation or modification of this Agreement and no waiver of any provision or condition hereof, or granting of any consent contemplated hereby, shall be valid unless in writing and signed by the party against whom enforcement of any such variation, modification, waiver or consent is sought.

     9    SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  All representations and warranties made by any party to this Agreement or pursuant hereto shall survive the closing of the transactions hereunder. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. All statements contained herein or in any schedule, exhibit, certificate, list or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties.

                                      32.

     10   FURTHER ASSURANCES.  The parties hereto shall use their best efforts, and shall cooperate with one another, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to consummate the transactions contemplated hereby, and shall otherwise use their best efforts to cause such transactions to be consummated in accordance with the terms and conditions hereof. At any time or from time to time after the Option Exercise Closing, each party hereto shall execute and deliver any further instruments or documents and take all such further action as such requesting party may reasonably request in order to consummate and document the transactions contemplated hereby.

     11   COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

     12   NOTICES.  All notices, requests, demands and other communications hereunder ("Notices") shall be in writing and shall be deemed to have been duly given if delivered by hand or by registered or certified mail, postage prepaid, return receipt requested, but only upon receipt of such return receipt, as follows:

      IF TO ADAC OR
      ADAC RADIOLOGY, TO:     ADAC Laboratories
                              540 Alder Drive
                              Milpitas, CA  95035
                              Attention:  Russ Hagey

      WITH A COPY TO:         Cooley Godward LLP
                              One Maritime Plaza, 20th Floor
                              San Francisco, CA  94111-3580
                              Attention:  Susan Cooper Philpot

      WITH A COPY TO:         Law Offices of Robert L. Miller
                              One Bush Street, Suite 1100
                              San Francisco, CA  94104
                              Attention:  Robert L. Miller

      IF TO MTS, TO:          Medical Transition Strategies,Inc.
                              One Concourse Parkway, Suite 750
                              Atlanta, GA  30328
                              Attention:  Ernest Berger

                                      33.

      WITH A COPY TO:         Cohen Pollock Merlin Axelrod & Tanenbaum, P.C.
                              2100 RiverEdge Parkway, Suite 300
                              Atlanta, GA  30328
                              Attention:  H. Stephen Merlin

      IF TO BERGER, TO:       Ernest Berger
                              5637 Cadwell Court
                              Norcross, GA  30092

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt. All Notices shall be deemed received on the date of delivery or, if mailed, on the date appearing on the return receipt therefor.

     13   MISCELLANEOUS CONSTRUCTION PROVISIONS.

          (A) When required by context, the singular shall include the plural, and the neuter gender shall include a person, corporation, firm or association.

          (B) The headings contained in this Agreement are for convenience and reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

          (C) This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of California without regard to its choice of laws or conflicts of law rules.

     14   TERMINATION.  This Agreement may be terminated:

          (A)    At any time by the mutual written consent of all parties;

          (B) Upon written notice by ADAC Radiology and ADAC, if MTS or Berger has violated this Agreement in any material respect, or if any representation or warranty made by MTS or Berger in this Agreement is false or inaccurate in any material respect, or there is any material misrepresentation or material omission by MTS or Berger, after written notice of such violation, false or inaccurate representation or warranty or misrepresentation or omission, and failure by MTS or Berger to cure or provide payment of indemnity therefor within ten (10) business days after such notice;

          (C) Upon written notice by MTS and Berger, if ADAC Radiology or ADAC has violated this Agreement in any material respect, or if any representation or warranty made by ADAC Radiology or ADAC in this Agreement is false or inaccurate in any material respect, or

                                      34.

there is any material misrepresentation or material omission by ADAC Radiology or ADAC, after written notice of such violation, false or inaccurate representation or warranty or misrepresentation or omission, and failure by ADAC Radiology or ADAC to cure or provide payment of indemnity therefor within ten
(10) business days after such notice; or

          (D) By written notice by any party if the Option Grant Closing has not occurred by September 30, 1996.

Notwithstanding, the foregoing, any termination of this Agreement by MTS and Berger pursuant to Section 10.14(c) shall in no way relieve ADAC and ADAC Radiology of the obligation to pay any unpaid amounts under Section 1.2.


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                           left blank intentionally]

                                      35.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

MTS:                          MEDICAL TRANSITION STRATEGIES, INC.,
                              a Georgia corporation



                              By:_____________________________________________

                              Its:____________________________________________



BERGER:                       ________________________________________
                              ERNEST BERGER


ADAC:                         ADAC LABORATORIES,
                              a California corporation



                              By:_____________________________________________

                              Its:____________________________________________


ADAC RADIOLOGY:               ADAC RADIOLOGY SERVICES, INC.,
                              a Delaware corporation



                              By:_____________________________________________

                              Its:____________________________________________

                                      36.

                                   EXHIBIT A

                                EXCLUDED ASSETS

                                   EXHIBIT B

                             ASSUMPTION AGREEMENT

                                   EXHIBIT C

                             DISCLOSURE SCHEDULES

                                   EXHIBIT D

                      FORM OF BERGER EMPLOYMENT AGREEMENT

                                   EXHIBIT E

                       FORM OF MTS/BERGER LEGAL OPINION

                                   EXHIBIT F

                        FORM OF SUBSIDIARY OPTION GRANT

                                   EXHIBIT G

                   FORM OF ADAC/ADAC RADIOLOGY LEGAL OPINION